As filed with the Securities and Exchange Commission on September 18, 2009
Registration No. 333-152063

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
POST-EFFECTIVE AMENDMENT NO. 1 TO
FORM S-3
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

Zila, Inc.
(Exact name of registrant as specified in its charter)

Delaware	86-0619668
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification Number)
16430 N. Scottsdale Road, Suite 450
Scottsdale, AZ 85254
(602) 266-6700
(Address, including zip code, and telephone number,
including area code, of registrant’s principal executive offices)
David R. Bethune
Chairman and Chief Executive Officer
Zila, Inc.
16430 N. Scottsdale Road, Suite 450
Scottsdale, AZ 85254
(602) 266-6700
(Name, address, including zip code, and telephone number,
including area code, of agent for service)
Copy to:
Michael M. Donahey
Snell & Wilmer L.L.P.
One Arizona Center
Phoenix, Arizona 85004-2202
(602) 382-6381
     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐
     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☐
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
     If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐
     If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐
     Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☑	Non-accelerated filer ☐	Smaller reporting company ☐
(do not check if a smaller reporting company)

DEREGISTRATION OF SECURITIES
     This Post-Effective Amendment No. 1 relates to the Registration Statement on Form S-3 (File No. 333-152063) filed on July 1, 2008 (the “Registration Statement”), pertaining to the offer and resale by the Selling Stockholders identified therein of up to 660,942 reverse stock split-adjusted shares of common stock, par value $0.001 per share, of Zila, Inc. (the “Company”). Such shares were issued to the Selling Stockholders on June 4, 2008.
     On September 18, 2009, pursuant to an Agreement and Plan of Merger, dated as of June 25, 2009, and a First Amendment to Agreement and Plan of Merger, dated as of July 28, 2009, both of which were by and among the Company, TOLMAR Holding, Inc. (“Parent”) and Project Z Acquisition Sub, Inc. (“Acquisition Sub”), Acquisition Sub was merged with and into the Company, with the Company continuing as a wholly-owned subsidiary of Parent (the “Merger”). As a result of the Merger, each share of common stock, par value $0.001 per share, of the Company was converted into the right to receive $0.45 in cash, without interest and less any applicable withholding taxes.
     The Company hereby removes and withdraws from registration, by means of this Post-Effective Amendment No. 1, any and all securities registered under the Registration Statement that remained unsold immediately prior to the effective time of the Merger.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 1 to its Registration Statement on Form S-3 (File No. 333-152063) to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Scottsdale, State of Arizona, on the 18th day of September, 2009.

ZILA, INC.
By:	/s/ David R. Bethune
David R. Bethune
Chairman and Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to the Registration Statement on Form S-3 (File No. 333-152063) has been signed by the following persons in the capacities and as of the dates indicated.

Signature	Title	Date
/s/ David R. Bethune	Chairman and Chief Executive Officer	September 18, 2009
David R. Bethune	(Principal Executive Officer)

	Director	September 18, 2009
Wade F. Brooksby

	Director	September 18, 2009
J. Steven Garrett

	Director	September 18, 2009
Leslie H. Green

/s/ O.B. Parrish O.B. Parrish	Director	September 18, 2009

/s/ Jon M. Plexico Jon M. Plexico	Director	September 18, 2009

/s/ George J. Vuturo George J. Vuturo	Director	September 18, 2009

/s/ Diane E. Klein	Vice President – Finance and Treasurer	September 18, 2009
Diane E. Klein	(Principal Financial and Accounting Officer)